CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - SEPTEMBER 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,071.414 units) at August 31, 2012	$9,019,893
Additions of 88.362 units on September 30, 2012	97,542
Redemptions of (0.000) units on September 30, 2012	0
Offering Costs	(3,727)
Net Income (Loss) - September 2012	(106,140)

Net Asset Value (8,159.776 units) at September 30, 2012	$9,007,568

Net Asset Value per Unit at September 30, 2012	$1,103.90

Partners' Capital - Class B

Net Asset Value (503.133 units) at August 31, 2012	$483,948
Additions of 227.817 units on September 30, 2012	216,506
Redemptions of (0.000) units on September 30, 2012	-
Offering Costs	(200)
Net Income (Loss) - September 2012	(5,596)

Net Asset Value (730.950 units) at September 30, 2012	$694,658

Net Asset Value per Unit at September 30, 2012	$950.35

Partners' Capital - Class C

Net Asset Value (8,626.568 units) at August 31, 2012	$9,983,749
Additions of 52.306 units on September 30, 2012	60,007
Redemptions of (0.000) units on September 30, 2012	0
Offering Costs	(4,133)
Net Income (Loss) - September 2012	(82,925)

Net Asset Value (8,678.874 units) at September 30, 2012	$9,956,698

Net Asset Value per Unit at September 30, 2012	$1,147.23

Partners' Capital - Class D

Net Asset Value (716.996 units) at August 31, 2012	$711,705
Additions of 30.540 units on September 30, 2012	30,002
Redemptions of (0.000) units on September 30, 2012	0
Offering Costs	(294)
Net Income (Loss) - September 2012	(7,056)

Net Asset Value (747.536 units) at September 30, 2012	$734,357

Net Asset Value per Unit at September 30, 2012	$982.37

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$3,496
Change in unrealized	(118,280)

Gains (losses) on forward contracts:
Realized	(565,544)
Change in unrealized	523,972
Intrest Income (Loss)	7,631
Total income	(148,725)

Expenses:
Management fee	33,417
Performance fee	(18,147)
Sales and brokerage fee	29,261
Operating expenses	8,461
Total Expenses	52,992
Net Income (Loss) - September 2012	$(201,717)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on September 30, 2012	$1,103.90
Net Asset Value per Unit on August 31, 2012	$1,117.51
Unit Value Monthly Gain (Loss) %	-1.22%
Fund 2012 calendar YTD Gain (Loss) %	0.67%

Partners' Capital - Class B

Net Asset Value per Unit on September 30, 2012	$950.35
Net Asset Value per Unit on August 31, 2012	$961.87
Unit Value Monthly Gain (Loss) %	-1.20%
Fund 2012 calendar YTD Gain (Loss) %	0.83%

Partners' Capital - Class C

Net Asset Value per Unit on September 30, 2012	$1,147.23
Net Asset Value per Unit on August 31, 2012	$1,157.33
Unit Value Monthly Gain (Loss) %	-0.87%
Fund 2012 calendar YTD Gain (Loss) %	1.75%

Partners' Capital - Class D

Net Asset Value per Unit on September 30, 2012	$982.37
Net Asset Value per Unit on August 31, 2012	$992.62
Unit Value Monthly Gain (Loss) %	-1.03%
Fund 2012 calendar YTD Gain (Loss) %	2.33%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Trend Following Strategies Struggle in September…

During the month of September, the Fund’s strategies recorded gains in the equity indices sector.  Offsetting losses came from foreign exchange, interest rates and commodities, resulting in overall losses for the Fund. The announcement of new quantitative easing measures from several central banks around the world and continuing developments in the Euro-zone were some of the major factors driving prices.  Trend following strategies typically have difficulty in this type of environment, however, diversity within the strategy helped to contain losses in the Fund.

The majority of September gains in the Fund came from the equity indices sector.  The Fund’s long positions in global stock index futures benefited from rising equity index prices on the back of several central bank announcements of new quantitative easing measures, China’s proposal for new fiscal stimulus, and the German high court’s ruling to uphold the constitutionality of the Euro-zone’s permanent bailout mechanism.

A portion of these gains were offset by losses experienced in the fixed income markets from the Fund’s long position in global government bond futures.  During a volatile month for bond prices, the U.S. 30 year contract finished the month almost 2 full points lower, as the market began to worry about the prospects of inflation.

Smaller losses were recorded in the foreign exchange markets from the Fund’s long positions in the European common currency vs. the U.S. Dollar.  The “Euro” squeezed higher during the month after the ECB announced a new bond buying program which appeared to reduce some of the near term tail risks around the ongoing Euro zone crisis.  Additional losses were recorded by the Fund’s trend models in the commodity markets from short positions in base metals as prices rallied sharply following the ECB’s commitment to buy unlimited bonds.

September finishes a relatively flat third quarter of 2012, and we look forward to maintaining a diverse portfolio with an absolute return objective through the remainder of the year.

Please do not hesitate to call us with questions
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.